SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant   ☒

Filed by a Party other than the Registrant   ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to Section 240.14a-12

Monster Digital, Inc.
(Exact name of registrant as specified in its charter)

N/A
(Name of person(s) filing proxy statement, if other than the registrant)

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☐	No fee required.

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(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

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The following letter was mailed by the registrant on October 31, 2017 to its stockholders of record serviced by Broadridge Financial Solutions, Inc.:

2655 First Street, Suite 250 Simi Valley, CA 93065 Phone: 805-915-4775

October 30, 2017

Dear Valued Stockholder:

As you know Monster Digital has agreed, subject to stockholder approval, to a merger with Innovate Biopharmaceuticals as further described in Monster Digital’s definitive proxy statement dated October 12, 2017. Beginning on Page 67 of the definitive proxy statement is a thorough discussion of Innovate which is intended to help you to understand Innovate, follow its subsequent progress and monitor your investment. I encourage all stockholders to read this. Assuming the transaction is completed as anticipated you will become a stockholder in Innovate, as well as a stockholder in the proposed spin-off of the existing business of Monster Digital.

My purpose in writing you this letter is to let you know how seriously we value your ownership and we strongly encourage you to vote your shares. Management is recommending the transaction and all members of management will be voting in favor of all the related proposals.

In order for the meeting to be valid and effective we need over 50% of the outstanding shares of Monster Digital to vote. If you have not already voted, please vote soon so we can be certain to have a valid meeting. Please follow the simple instructions on the vote card that include the option to vote online at www. proxyvote.com or by automated phone vote at 1-800-454-8683.

Thank you for your anticipated cooperation.

Sincerely,

David H Clarke

Chairman